Exhibit 5.3

111 S. Calvert Street

27th Floor

Baltimore, MD 21202-6174

Tel 410.528.5600

Fax 410.528.5650

www.ballardspahr.com

August 5, 2024

Enlighten IT Consulting LLC

c/o Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

Re:

Enlighten IT Consulting LLC, a Maryland limited liability company (the “Company”) – Registration Statement on Form S-3 pertaining to the registration of: (i) shares of common stock of Huntington Ingalls Industries, Inc., a Delaware corporation (the “Issuer”), par value $0.01 per share; (ii) senior and subordinated debt securities of the Issuer (“Debt Securities”) and (iii) guarantees of Debt Securities by certain subsidiaries of the Issuer (the “Guarantees”)

Ladies and Gentlemen:

We have acted as Maryland limited liability company counsel to the Company in connection with the registration of the Guarantees under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-3 filed or to be filed by the Issuer and certain subsidiaries of the Issuer, including the Company, as subsidiary guarantors, with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland limited liability company counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	Articles of Organization of the Company filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on December 21, 2016 (the “Articles of Organization”);

(ii)	the Amended and Restated Operating Agreement of the Company, dated as of June 29, 2023 (the “Operating Agreement”);

(iii)	resolutions adopted by the sole member of the Company dated August 2, 2024 (the “Resolutions”);

BALLARD SPAHR LLP

Enlighten IT Consulting LLC

August 5, 2024

(iv)	the Registration Statement and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(v)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly formed and existing under the laws of the State of Maryland;

(vi)

a certificate of a duly elected officer of the Company, dated as of the date hereof (the “Officer’s Certificate”), to the effect that, among other things, the Articles of Organization, the Operating Agreement and the Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officer’s Certificate, and certifying as to the manner of adoption or approval of the Resolutions; and

(vii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)

each of the parties (other than the Company) executing any instrument, document or agreement reviewed by us has duly authorized and validly executed and delivered each such instrument, document and agreement to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with their respective terms;

(d)

any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

BALLARD SPAHR LLP

Enlighten IT Consulting LLC

August 5, 2024

(e)

the actions documented by the Resolutions were taken by duly authorized written consent of the sole member of the Company, on behalf of the Company, and the resolutions to be adopted, and the actions to be taken, by the sole member of the Company, on behalf of the Company, subsequent to the date hereof, including, but not limited to, the adoption of all resolutions and the taking of all actions necessary to authorize the execution, delivery and performance, of the Guarantees by the Company in accordance with the procedures set forth in the Resolutions, will occur in accordance with the Articles of Organization and the Operating Agreement of the Company and applicable law;

(f)

none of the terms of the Guarantees to be executed and delivered by the Company or any agreements related thereto to be established subsequent to the date hereof, nor the issuance or delivery of any such Guarantees containing such terms established subsequent to the date hereof, nor the compliance by the Company with the terms of any such Guarantees or agreements established subsequent to the date hereof, nor the form of certificate, receipt or other instrument or document evidencing such Guarantees approved subsequent to the date hereof, will violate any applicable law or will conflict with, or result in a breach or violation of, the Articles of Organization or Operating Agreement of the Company, or any instrument or agreement to which the Company is a party or by which the Company is bound or any order or decree of any court, administrative or governmental body having jurisdiction over the Company;

(g)	the Officer’s Certificate, and all other certificates submitted to us, are true, correct and complete both when made and as of the date hereof;

(h)

the Company is an indirect wholly-owned subsidiary of the Issuer, and the execution, delivery and performance by the Company of the Guarantees will result in receipt by the Company of good and valuable consideration and will be fair and reasonable to the Company; and

(i)

prior to or contemporaneous with the authorization, execution and delivery of any Guarantees by the Company issued, executed and delivered subsequent to the date hereof, the issuance, execution and delivery of the Debt Securities to which such Guarantees relate will have been duly authorized by all necessary corporate action on the part of the Issuer, and such Debt Securities will have been duly issued, executed and delivered by, and will be the valid and legally binding obligation of, the Issuer.

BALLARD SPAHR LLP

Enlighten IT Consulting LLC

August 5, 2024

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)

The Company has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to execute and deliver the Guarantees and perform it obligations under the Guarantees.

(2)

Upon (a) due authorization by the Issuer of the issuance, execution delivery of Debt Securities, and (b) establishment of the terms and conditions of the Guarantees relating to such Debt Securities, and due authorization of the execution, delivery and performance of such Guarantees, by the sole member of the Company, on behalf of the Company, the execution, delivery and performance of such Guarantees by the Company will have been duly authorized by all necessary limited liability company action on the part of the Company.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Guarantees. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP